Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268472) and Form S-8 (No. 333-150704, No. 333-181107, No. 333-211324 and No. 333-211323) of Laboratory Corporation of America Holdings of our report dated February 25, 2021, except for the effects of the revision discussed in Note 1 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2021 annual report on Form 10-K, as to which the date is February 25, 2022, and except for the effects of the change in the segment performance measure discussed in Note 19, as to which the date is February 28, 2023, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
February 28, 2023